Exhibit 10.7

NONQUALIFIED STOCK OPTION AGREEMENT

UNDER THE

LEVEL ONE BANCORP, INC. 2007 STOCK OPTION PLAN

THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made as of this     day of         , 2018, between Level One Bancorp, Inc., a Michigan corporation (the “Company”), and            (the “Optionee”).

WHEREAS, the Company wishes to further align the interests of the Optionee with those of shareholders;

WHEREAS, on            , 2018 (the “Grant Date”), the Board of Directors granted incentive stock options under the Level One Bancorp, Inc. Stock Option Plan (the “Plan”) to certain employees of the Company, including the Optionee; and

WHEREAS, the parties desire to document the terms of the stock option grants;

NOW THEREFORE, the parties agree as follows:

1.                                      Grant of Options. The Company has granted incentive stock options to purchase          shares of Company Stock to the Optionee (the “Options”).  Once vested, each Option is exercisable at a price of $        per share of the Company’s Stock (the “Option Price”).

2.                                      Vesting of Options.  Options are not exercisable until they vest.  Except as otherwise provided herein, 33 1/3 % of the Options shall be exercisable as of the first anniversary of the Grant Date (i.e.            , 2019), and an additional 33 1/3% of the Options shall be exercisable as of each successive anniversary of the Grant Date.  All Options which have not previously vested shall immediately vest and become fully exercisable upon the Disability or death of the Optionee. The Optionee shall not become further vested in any Options after the Optionee ceases to be an Eligible Participant unless the Optionee ceases to become an Eligible Participant due to the Optionee’s death or Disability.

3.                                      Expiration of Options.  Unless otherwise determined by the Committee for the Plan, to the extent not previously exercised, the Options will expire on the earliest of, (a) the tenth anniversary of the anniversary of the Option Date; (b) 90 days after the date that the Optionee ceases to be an Eligible Participant for any reason other than Cause, death or Disability; (c) immediately upon the date the Optionee ceases to be an Eligible Participant for Cause; (d) one year after the date that the Optionee ceases to be an Eligible Participant by reason of such person’s death or Disability.

4.                                      Optionee Rights.  No rights or privileges of a shareholder of the Company are conferred by reason of the granting of the Options.  The Optionee will not become a shareholder of the Company with respect to the Option Stock unless and until the Options have been properly exercised and the Option Price fully paid for the number of the Options exercised.

5.                                      Transferability.  The Options are not transferable, except by the laws of descent and distribution.

6.                                      Representations and Warranties of Optionee.

(a)                                 Optionee represents and warrants that the Option and the Option Stock issuable upon exercise of the Option are being acquired by Optionee for Optionee’s personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition of the Option or the Option Stock issuable upon exercise of the Option.

(b)                                 Optionee acknowledges that the Company may issue Option Stock upon the exercise of the Option without registering such Common Stock under the Securities Act of 1933, as amended (the “Act”) on the basis of certain exemptions from such registration requirement.  Accordingly, Optionee agrees that Optionee’s exercise of the Option may be expressly conditioned upon Optionee’s delivery to the Company of such representations and undertakings as the Company may reasonably require in order to secure the availability of such exemptions, including a representation that Optionee is acquiring the Option Stock for investment and not with a present intention of selling or otherwise disposing of such Option Stock.  Optionee acknowledges that, because Option Stock received upon exercise of an Option may be unregistered, Optionee may be required to hold the Option Stock indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available.

(c)                                  Each certificate issued by the Company that represents any Option Stock shall bear the following legends:

“The securities evidenced by this certificate are subject to the terms and conditions of the Level One Bancorp, Inc. Stock Option Plan, including restrictions against transfer.  The holder of this certificate takes the same and holds it subject to the terms and conditions of the Plan and any transfer in conflict with or in derogation thereof is void and of no legal force and effect or validity whatsoever.  The Company is under no obligation to recognize or give effect to any transfer in conflict with or in derogation of such Plan.  A copy of the Plan is on file at the principal office of the Company.”

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable sate law, and such shares may not be sold or otherwise transferred unless (a) they are registered under the Act and any applicable state law or (b) such sale or transfer is exempt from such registration.”

(d)                                 Optionee acknowledges receipt of this Agreement granting the Option, and the Plan, and understands that all rights and liabilities connected with the Option are set forth herein and in the Plan.

7.                                      Terms of Options.  This Agreement, and the Options issued to the Optionee, are subject to all of the terms and conditions set forth herein and in the Plan, as may be amended from time to time, a copy of which has been provided to Optionee.  To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the Plan shall govern.  Capitalized terms referenced, but not defined herein, will have the meaning attributed to them by the Plan.  THE OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS READ THE PLAN AND AGREES TO BE BOUND BY ITS TERMS.

8.                                      Miscellaneous.  This Agreement, together with the Plan, sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings.  Nothing contained in this Agreement will confer upon the Optionee any right with respect to the continuation of his or her status as an Employee or an Eligible Participant.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Optionee, and their respective heirs, personal legal representatives and successors.  No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto; provided, however, that the Optionee hereby covenants and agrees to execute any amendment to this Agreement which shall be required or desirable (in the opinion of the Company or its counsel) in order to comply with the laws governing this Agreement.  This Agreement will be governed by the substantive law of the State of Michigan and may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ATTEST:	LEVEL ONE BANCORP, INC.

By:
Patrick J. Fehring
President and CEO

Optionee:

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